UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 22, 2006 (February 15, 2006)

PPG Industries, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-01687	25-0730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One PPG Place, Pittsburgh, Pennsylvania	15272
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 412-434-3131

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 15, 2006, the Officers-Directors Compensation Committee (the “Committee”) of the Board of Directors of PPG Industries, Inc. (the “Company”) approved annual incentive awards for 2005 payable to each of the Company’s executive officers and the aggregate award pool for 2005 annual incentive awards payable to certain other key employees of the Company. The awards were made pursuant to the PPG Industries, Inc. Executive Officers’ Annual Incentive Compensation Plan, the PPG Industries, Inc. Incentive Compensation and Deferred Income Plan for Key Employees and the PPG Industries, Inc. Management Award and Deferred Income Plan. The Committee also approved the performance criteria for determination of awards under such plans for 2006. The performance criteria applicable to all awards under such plans for 2006 are earnings per share, return on equity and return on capital. The actual awards payable for the fiscal year ending December 31, 2006, if any, will vary depending in part on the extent to which actual performance meets, exceeds, or falls short of the performance criteria approved by the Committee. Target awards for 2006 have been set in accordance with past practice. Information regarding the compensation paid to the Company’s executive officers during the fiscal year ended December 31, 2005, will be contained in the Company’s 2006 proxy statement, anticipated to be filed with the Securities and Exchange Commission on or about March 3, 2006.

The Committee also approved long-term incentive awards to be granted to the Company’s executive officers pursuant to the PPG Industries, Inc. Executive Officers’ Long Term Incentive Plan and to certain other key employees of the Company pursuant to the PPG Industries, Inc. Long Term Incentive Plan. In addition, the Committee approved grants under the PPG Industries, Inc. Stock Plan of stock options to each of the Company’s executive officers and of restricted stock units to each of the Company’s non-employee directors and approved the aggregate pool of stock option grants that may be made to certain other key employees of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPG Industries, Inc.

February 22, 2006	By:	/s/ James C. Diggs
	Name:	James C. Diggs
	Title:	Senior Vice President, General Counsel and Secretary